Exhibit 3.1

INSPIRE MEDICAL SYSTEMS, INC.

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Inspire Medical Systems, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Inspire Medical Systems, Inc., the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 13, 2007; an Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 27, 2007; a Second Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 18, 2009; a Third Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on January 30, 2012; a Fourth Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on July 30, 2013; and a Fifth Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on March 28, 2014 (collectively, the “Certificate of Incorporation”).

The Sixth Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been signed this 25th day of October, 2016.

INSPIRE MEDICAL SYSTEMS, INC.

By:	/s/ Timothy P. Herbert

Timothy P. Herbert
President and Chief Executive Officer

EXHIBIT A

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INSPIRE MEDICAL SYSTEMS, INC.

FIRST

The name of this corporation is Inspire Medical Systems, Inc. (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered  agent at such address is Corporation Trust Company.

THIRD

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH

A.                                            Authorized Shares. The Corporation is authorized to issue two classes of stock  to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number  of shares that the Corporation shall have authority to issue is One Hundred Forty-Three Million Three Hundred Fifty-Four Thousand Four Hundred Seventy-Two (143,354,472) shares of which Eighty-Five Million (85,000,000) shall be Common Stock, par value of $0.001 per share (the “Common Stock”), and Fifty-Eight Million Three Hundred Fifty-Four Thousand Four Hundred Seventy-Two (58,354,472) of which shall be Preferred Stock, par value of $0.001 per share (the “Preferred Stock”).  The Preferred Stock shall be divided into series from time to time.  The  first series shall consist of Five Million Three Hundred Seventy Five Thousand Five Hundred Seven (5,375,507) shares and shall be designated the “Series A Preferred”. The second series shall consist of Eight Million Seven Hundred Six Thousand Nine Hundred Nine (8,706,909) shares and shall be designated the “Series B Preferred”. The third series shall consist of Fourteen Million Ninety-One Thousand Five Hundred Eighty-Nine (14,091,589) shares and shall be designated the “Series C Preferred”. The fourth series shall consist of Five Million Six Hundred Eighty-Three Thousand Two Hundred Ninety-Two (5,683,292) shares and shall be designated the “Series D Preferred”. The fifth series shall consist of Fifteen Million Three Hundred Seventy-Three Thousand Ninety-One (15,373,091) shares and shall be designated the “Series E Preferred”. The sixth series shall consist of Nine Million One Hundred Twenty-Four Thousand Eighty-Four (9,124,084) shares and shall be designated the “Series F Preferred”.

B.                                    Preferred Stock.  The terms and provisions of the Preferred Stock are as follows:

1.                                      Dividends.

(a)                                 Treatment of Preferred Stock.

(i)                                     Holders of Series F Preferred shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), dividends at a rate of eight percent (8%) per annum of the Series F Original Issue Price (as defined below), on each outstanding share of Series F Preferred (as adjusted for stock splits, combinations, recapitalizations, reclassification, reorganizations and the like), out of any asset at the  time legally available therefore, payable in preference and prior to any Distribution (as defined below) on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or the Common Stock,

(ii)                                  After payment in full of the dividends set forth in Section 1(a)(i) above, the holders of Series E Preferred shall be entitled to receive when, as and if declared by the Board of Directors, dividends at a rate of eight percent (8%) per annum of the Series E Original Issue Price (as defined below), on each outstanding share of Series E Preferred (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like), out of any asset at the time legally available therefore, payable in preference and prior to any Distribution on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or the Common Stock,

(iii)                               After payment in full of the dividends set forth in Sections 1(a)(i) and (ii) above, the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors, dividends at a rate of eight percent (8%) per annum of the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, or the Series D  Original Issue Price (each as defined below), as the case may be, on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like), out of any assets at the time legally available therefor, payable in preference and prior to any Distribution on the Common Stock,

(iv)                              No dividends other than those payable solely in Common Stock shall be paid or set aside for payment on any shares of the capital stock or other class or equity securities of the Corporation (except as provided in Sections 1(a)(i), 1(a)(ii) and 1(a)(iii) above) unless and until (A) all of the declared and unpaid dividends are paid on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, and Series F Preferred in accordance with Sections 1(a)(i), 1(a)(ii) and 1(a)(iii) above, and (B) in the case of a dividend on Common Stock or any class or series convertible into Common Stock, a dividend is paid in full with respect to all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, and Series F Preferred in an amount equal to or greater than the aggregate amount of dividends which would be payable to holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred,   Series

E Preferred, and Series F Preferred if, immediately prior to such dividend payment on Common Stock, such share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, and Series F Preferred had been converted into Common Stock,  or (C) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (X) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (Y) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below), Series B Original Issue Price (as defined below), Series C Original Issue Price (as defined below), Series D Original Issue Price (as defined below), Series E Original Issue Price (as defined below) or Series F Original Issue Price (as defined below), as applicable.

(v)                                 The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series A Preferred, Series B Preferred, Series C Preferred Series D Preferred, Series E Preferred or Series F Preferred by reason of the fact that dividends are not declared or paid in any calendar year, and any dividends declared shall be noncumulative. The Corporation shall make no Distribution to the holders of shares of Common Stock or any other class or series of the Corporation’s equity securities except in accordance  with  this  Section 1(a) or as otherwise expressly permitted by this Sixth Amended and Restated Certificate of Incorporation.

(b)                                 Distribution. “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation for cash or property other than (i) repurchases of shares of Common Stock issued to or held by employees, consultants, officers, directors or advisors of the Corporation at a price not greater than the amount paid by such persons for such shares upon termination of their employment  or  services  pursuant  to  agreements  providing  for  the  right  of  said repurchase, (ii) repurchases of Common Stock issued to or held by employees, consultants, officers, directors or advisors of the Corporation pursuant to rights of first refusal contained in agreements providing for such right at the lower of the original cost, the fair market value or as otherwise approved by the Board of Directors, including the approval of at least three (3) of the Preferred Directors (as defined in Section 5(d)(v) below) and (iii) any other repurchases of Common Stock approved by the Board of Directors, including the approval of at least three (3) of the Preferred Directors.

(c)                                  Original Issue Price.

(i)                                     The “Series A Original Issue Price” shall be $1.00 per share.

(ii)                                  The “Series B Original Issue Price” shall be $1.837621 per share.

(iii)                               The “Series C Original Issue Price” shall be $1.07 per share.

(iv)                              The “Series D Original Issue Price” shall be $1.07 per share.

(v)                                 The “Series E Original Issue Price” shall be $2.62 per share.

(vi)                              The “Series F Original Issue Price” shall be $1.37 per share.

2.                                              Liquidation Rights.

(a)                                 Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary:

(i)          The holders of the Series F Preferred shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series F Preferred held by them equal to the Series F Original Issue Price (as adjusted for stock splits, combinations, recapitalizations, reclassifications, reorganizations and the like) plus declared but unpaid dividends (if any) on such share of Series F Preferred. If, upon  a  Liquidation, the assets to be distributed to the holders of the Series F Preferred are insufficient to permit the payment to such holders of the full amount payable pursuant to this Section 2(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed pro rata to the holders of the Series F Preferred in proportion to the full preferential amounts which each such holder would otherwise be entitled to receive pursuant to this Section 2(a)(i).

(ii)           After payment in full of the preference set forth in Section 2(a)(i) above, the holders of the Series E Preferred shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series E Preferred held by them equal to the Series E Original Issue Price (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like) plus declared but unpaid dividends (if any) on such share of Series  E Preferred. If, upon a Liquidation, the assets to be distributed to the holders of the Series E Preferred are insufficient to permit the payment to such holders of the full amount payable pursuant to this Section 2(a)(ii), then the entire assets of the Corporation legally available for distribution after distribution pursuant to Section 2(a)(i) above shall be distributed pro rata to the holders of the Series E Preferred in proportion to the full preferential amounts which each such holder would otherwise be entitled to receive pursuant to this Section 2(a)(ii).

(iii)             After payment in full of the preference set forth in Sections 2(a)(i) and (ii) above, the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to holders of Common Stock by reason of their ownership of such stock, (i) an amount per share for each share of Series A Preferred held by them equal to the Series A Original Issue Price (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like) plus declared but unpaid dividends (if any) on such share of Series A Preferred, (ii) an amount per share for each share of Series B Preferred held by them equal to the Series B Original Issue Price (as adjusted for stock splits,  combinations, recapitalizations, reorganizations and the like) plus declared but unpaid  dividends

(if any) on such share of Series B Preferred, (iii) an amount per share for each share of Series C Preferred held by them equal to the Series C Original Issue Price (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like) plus declared but unpaid dividends (if any) on such share of Series C Preferred and (iv) an amount per share for each share of   Series D Preferred held by them equal to the Series D Original Issue Price (as adjusted for stock splits, combinations, recapitalizations, reorganizations and the like) plus declared but unpaid dividends (if any) on such share of Series D Preferred. If, upon a Liquidation, the assets to be distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are insufficient to permit the payment to such holders of the full amount payable pursuant to this Section 2(a)(iii), then the entire assets of the Corporation legally available for distribution after distribution pursuant to Sections 2(a)(i) and 2(a)(ii) above, shall be distributed with equal priority and pro rata among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred in proportion to the full  preferential amounts which each such holder would otherwise be entitled to receive pursuant to this Section 2(a)(iii).

(b)                                 Remaining Assets. Upon the completion of the Distribution required by subsection (a) of this Section 2, the remaining proceeds available for distribution to stockholders shall be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, and Series F Preferred).

(c)                                  Liquidation. For purposes of this Section 2, each of the following events shall be considered a “Liquidation” unless the holders of the Required Preferred Vote (as defined below) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(i)            any voluntary or  involuntary liquidation,  dissolution  or  winding  up  of   the Corporation;

(ii)           a stock acquisition, reorganization, merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such stock acquisition, reorganization, merger or consolidation, except any such stock acquisition, reorganization, merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such stock acquisition, reorganization, merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such stock acquisition, reorganization,  merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving, acquiring or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such stock acquisition, reorganization, merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(iii)            the sale, conveyance, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, conveyance, lease, transfer, exclusive license or other disposition is to a wholly owned  subsidiary of the Corporation.

(d)                                 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Liquidation referred to in Section 2(c)(ii)(A) unless the agreement or plan  of stock acquisition, merger, reorganization, or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b).

(e)                                  Determination of Value if Proceeds Other than Cash. If any assets of the Corporation distributed to stockholders in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including the approval of at least three (3) of the Preferred Directors (as defined below); provided, however, that any securities shall be valued as follows:

(i)                                   Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)                             If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading  days prior to the closing of the Liquidation;

(B)                             If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation; and

(C)                             If there is no active public market, the value shall be the  fair market value thereof, as determined by the Board of Directors of the Corporation, including the approval of at least three (3) of the Preferred Directors.

(ii)                                The method of valuation of securities subject to investment letter  or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(iii)                             For the purposes of this Section 2(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq Global Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(f)                                           Allocation of Escrow and Contingent Consideration. In the event of a Liquidation pursuant to Section 2(c), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive acquisition agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(f), consideration placed into escrow, retained as holdback or any other form of deferred payment to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation shall be deemed to be Additional Consideration.

3.                                      Conversion.  The Preferred Stock shall have conversion rights as follows:

(a)                                  Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series D Original Issue Price, Series E Original Issue Price, or Series F Original Issue Price, as the case may be, by the applicable Conversion Price for such series. The “Conversion Price” for (i) the Series A Preferred shall initially be the Series A Original Issue Price, (ii) the Series B Preferred shall initially be $1.52, (iii) the Series C Preferred shall initially be the Series C Original    Issue Price, (iv) the Series D Preferred shall initially be the Series D Original Issue Price, (v) the Series E Preferred shall initially be $2.48, and (vi) the Series F Preferred shall initially be the Series F Original Issue Price, and each of the Conversion Prices shall be subject to adjustment  as provided for in this Section 3. The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” of such Preferred Stock. Upon any decrease or increase in the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series

F Preferred as described in this Section 3, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)                                  Automatic Conversion. Each share of Preferred  Stock  shall automatically be converted into shares of Common Stock at the-then effective Conversion Rate for such share: (i) upon the Required Preferred Vote (as defined in Section 3(h)(iv)(I) below) in writing; or (ii) immediately prior to the consummation of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), at a per share price to the public of at least three (3) times the Series F  Original Issue Price (as appropriately adjusted for any subsequent stock splits, combinations, stock dividends, reclassifications, recapitalizations or other similar events) and with gross proceeds to the Corporation of at least $50,000,000 (a “Qualified IPO”) (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)                                   Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the  holder would otherwise be entitled, the Corporation shall, to the extent allowable by applicable law, pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated together, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificate(s) therefor, such holder shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert such shares; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory  to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder  of record of shares of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after delivery of the Preferred Stock certificate(s), issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he, she or it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

Upon conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)                                  Adjustments for Subdivisions or Combinations of Common Stock. If  at any time or from time to time after the date of first issue of the Series F Preferred (the “Original Issue Date for the Series F Preferred”), the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock without a corresponding subdivision of the Preferred Stock, then the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date for the Series F Preferred, the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock without a corresponding combination of the Preferred Stock, then the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)                                   Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series F Preferred shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock or Convertible Securities (as defined below), then and in each such event each of the Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i)                                   the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)                                the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable (including the number of shares of Common Stock which the Convertible Securities are convertible into, exercisable for, or exchangeable for) in payment of such dividend or distribution. Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Conversion Prices shall be recomputed accordingly as of the close of business on  such record date and thereafter each Conversion Price shall be adjusted pursuant to this Section 3(e)(ii) as of the time of actual payment of such dividends or distributions; and (y) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock or Convertible Securities in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(f)                                    Adjustments for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for the Series F Preferred, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), concurrently with the effectiveness of such reorganization, reclassification or other event, the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before the effectiveness of such reorganization, reclassification  or  other event.

(g)                                  Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time after the Original Issue Date for the Series F  Preferred, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a merger or consolidation of this Corporation with or into another entity (other than as provided   for elsewhere in this Section 3 or a transaction subject to Section 2 above) then, as a part of such reorganization, merger, or consolidation, the holders of the Preferred Stock shall automatically thereafter be entitled to receive upon conversion of the then outstanding Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor entity resulting from such reorganization, merger or consolidation, to which a holder of Common Stock  deliverable  upon  conversion  would  have  been  entitled  in  such  capital reorganization, merger, or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the then outstanding Preferred Stock after the reorganization, merger, or consolidation to the end that the provisions of this Section 3 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h)                          Adjustments for Dilutive Issuances.

(i)                                             If at any time or from time to time after the Original Issue Date for the Series F Preferred, the Corporation shall issue or sell (or is deemed by the express provisions of paragraph (v) to have issued or sold) any shares of Common Stock (“Additional Shares of Common Stock”) for a consideration per share less than the then-effective Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, then immediately upon such issue or sale, the then-existing applicable Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, and/or Series F Preferred (whichever had a then effective Conversion Price greater than such consideration per share) shall be reduced, as of the opening  of business on the date of such issue or sale, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction:

(A)                             the numerator of which shall be the number of shares of Calculated Securities (as defined below) outstanding or deemed outstanding immediately prior to such issue or sale, plus the number of shares of Common Stock that the Aggregate Consideration (as defined below) received by the Corporation for the total number of shares of Common Stock so issued or sold would purchase at the then-existing applicable Conversion Price, and

(B)                             the denominator of which shall be the number of shares of Calculated Securities outstanding or deemed outstanding immediately prior to such issue or sale plus the number of shares of Common Stock or Preferred Stock so issued or sold.

“Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all outstanding Convertible Securities (as defined below) on an as-exercised, as converted to Common Stock basis. “Convertible Securities” shall mean any bonds, debentures, notes or  other evidences of indebtedness, options, warrants, shares (including, but not limited to, shares of Preferred Stock and shares which have been issued or reserved by the Corporation pursuant to any equity incentive plan of the Corporation but for which options for such shares have not yet been exercised or issued) or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(ii)                                          No adjustment shall be made to any applicable Conversion Price for a series of Preferred Stock in an amount less than one cent per share. Any adjustment  required by this Section 3(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to such Conversion Price for such series.

(iii)                                       For the purpose of making any adjustment under this Section 3(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation prior to any deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale, and without deduction of  any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed in accordance with the provisions of Section 2(e) hereof, and (C) if shares of Common Stock, Convertible Securities or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, including the approval of at least three (3) of the Preferred Directors to be allocable to such shares of Common Stock or Convertible Securities or rights or options.

(iv)                                      For the purposes of paragraph (i) above, none of the following issuances shall be considered the issuance or sale of Common Stock (the “Excluded Securities”):

(A)                             The issuance of any Common Stock or Convertible Securities (and the Common Stock issued upon exercise or conversion thereof) in connection with issuances for which an adjustment to the Conversion Price of the Preferred Stock would otherwise be made pursuant to any of subsections (d), (e), (f) and (g) of this Section 3 above;

(B)                             The issuance of up to 15,671,801 shares (and options to purchase such shares) of Common Stock (or such larger number as is approved by the Board of Directors, including the approval of at least three (3) of the Preferred Directors), as approved by the Board of Directors to employees, directors and consultants pursuant to the Corporation’s  2007 Stock Incentive Plan or such other equity incentive plans approved by the Board of Directors, including the approval of at least three (3) of the Preferred Directors. Such shares of Common Stock issued pursuant to this subsection shall be adjusted for any subdivisions and combinations and shall include shares repurchased by the Corporation and any cancellation or expiration of options to purchase these shares;

(C)                             The issuance of capital stock of the Corporation to banks, equipment lessors, other financial institutions or lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including the approval of at least three (3) Preferred Directors, and whose issuance and exemption from the definition of “Additional Shares of Common Stock” has been approved by the Board of Directors, including the approval of at least three (3) Preferred Directors;

(D)                             The issuance of capital stock of the Corporation pursuant to technology licenses approved by the Board of Directors, including the approval of at least   three (3) Preferred Directors, and whose issuance and exemption from the definition of “Additional Shares of Common Stock” has been approved by the Board of Directors, including the approval of at least three (3) Preferred Directors;

(E)                      The issuance of Common Stock or Convertible Securities pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or shares, or other reorganization as approved by the Board of Directors, including the approval of at least three (3) Preferred Directors, and whose issuance  and exemption from the definition of “Additional Shares of Common Stock” has been approved by the Board of Directors, including the approval of at least three (3) Preferred Directors.

(F)                               The issuance of shares of Common Stock upon conversion of shares of Preferred Stock in accordance with this Sixth Amended and Restated Certificate of Incorporation.

(G)                             The issuance of shares of Common Stock to Medtronic,  Inc. pursuant to the Investment Agreement dated November 28, 2007 by and between the Corporation and Medtronic, Inc.

(H)                            The issuance of Common Stock or convertible securities upon the conversation of any debenture, warrant, option or other convertible security outstanding on the date of this Sixth Amended and Restated Certificate of Incorporation.

(I)                                 The issuance of Common Stock or Convertible Securities (and the Common Stock issued upon exercise or conversion thereof) and whose issuance and exemption from the definition of “Additional Shares of Common Stock” has been approved by the Required Preferred Vote. The “Required Preferred Vote” shall be the affirmative vote of the holders of sixty percent (60%) or more of the outstanding Preferred Stock, voting together as a single class on an as-converted basis.

(v)                                 For the purposes       of paragraph (i) above, the following subparagraphs (A) to (C), inclusive, shall also be applicable:

(A)                             In the event the Corporation at any time or from time to time after the Original Issue Date for the Series F Preferred shall grant any rights to subscribe  for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities  (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(B)                             In the event the Corporation at any time or from time to time after the Original Issue Date for the Series F Preferred shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion  or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue  or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C)                             If the terms of Convertible Security (or right or option to purchase such Convertible Security), the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section (3)(h)(i), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (or right or option to purchase such Convertible Security) (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Convertible Security (or right or option to purchase such Convertible Security)) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Convertible Security (or right or option to purchase such Convertible Security) (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in  effect upon the original date of issuance of such Convertible Security (or right or option to purchase such Convertible Security). Notwithstanding the foregoing, no readjustment pursuant  to this clause (C) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Security (or right or option to purchase such Convertible Security), or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Convertible Security   (or

right or option to purchase such Convertible Security)) between the original adjustment date and such readjustment date.

(D)                             If the terms of any Convertible Security (or right or option to purchase such Convertible Security) (excluding rights, options or Convertible Securities which are themselves Excluded Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 3(h)(i) (either because the consideration per share (determined pursuant to Section 3(h)(iii)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Convertible Security (or right or option to purchase such Convertible Security) was issued before the Original Issue Date for the Series F Preferred), are revised after the Original Issue Date for the Series F Preferred as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (or right or option to purchase such Convertible Security) (but excluding automatic adjustments to such terms pursuant to anti- dilution or similar provisions of such Convertible Security (or right or option to purchase such Convertible Security)) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Security (or right or option to purchase such Convertible Security) or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Convertible Security (or right or option to purchase such Convertible Security), as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 3(h)(v)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(E)                              Upon the expiration or termination of any unexercised right or option to purchase Convertible Securities, or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 3(h), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such right or option to purchase Convertible Securities or Convertible Security (or portion thereof) never been issued.

(F)                               In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any  shares  of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors. In case any shares  of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Corporation, the amount of consideration therefor shall be deemed  to be the fair value of the assets of such merged corporation as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Corporation in connection with such merger.

(G)                             If the number of shares of Common Stock issuable upon  the exercise, conversion and/or exchange of any Convertible Security (or right or option to purchase such Convertible Security), or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Convertible Security (or  right or option to purchase such Convertible Security) is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for  in this Section 3(h) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (C) and (D) of this Section 3(h)(v)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Convertible Security (or right or option to purchase such Convertible Security), or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Convertible Security (or right or option to purchase such Convertible Security) is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 3(h)(v) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or  amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(H)                            In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 3(h)(i) and such issuance dates occur within a period of no more than one hundred eighty (180) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(i)                                      No Impairment. The Corporation will not, through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action taken, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provision of this Section 3 and in the taking of all such  action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(j)                                      Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock subject to such adjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments or readjustment made to the Preferred Stock held by such holder since the date of filing of this Sixth Amended and Restated Certificate of Incorporation, (ii) the Conversion Price at the time in effect with respect to such Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(k)                                   Notices of Record Date.  In the event that the Corporation shall propose  at any time (i) to declare any dividend; (ii) to effect any reclassification, reorganization or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock at least 20 days’ prior written notice of the reasonably anticipated date on which a record shall be taken for such dividend, Distribution  or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clause (iii) above; provided that (A) with respect to the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, the holders of at least sixty-six percent (66%) of the then outstanding shares of any such series, (B) with respect to the Series E Preferred, the holders of at least sixty-three percent (63%) of the then outstanding shares of such series, and (C) with respect to the Series F Preferred, the holders of at least seventy percent (70%) of the then outstanding shares of such series may by written agreement waive the requirement for such prior written notice as to such series of Preferred Stock.

(l)                                      Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.                                      Redemption.   The Preferred Stock is not redeemable.

5.                                      Voting.

(a)                                   Voting Together. Except as otherwise expressly provided herein or as required by law, the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Common Stock shall vote together and not as separate classes on any matter presented to the stockholders of the Corporation for their action or consideration.

(b)                                   Preferred Stock. Each holder of shares of Preferred Stock shall  be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could be converted as of the record date. The holders of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however,  be  permitted, and  any fractional  voting rights resulting from  the above  formula

(after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

(c)                                    Protective Provisions.

(i)                                   Notwithstanding Section 5(a) above, as long as any shares of Preferred Stock are outstanding, in addition to any other vote required by law, under this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation or otherwise) do any of the following (or commit to do any of the following) without first obtaining the approval (by vote or written consent, as provided by law) of the Required Preferred Vote, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(A)                             create (by reclassification or otherwise) or authorize the creation of or issue or obligate itself to issue, any new class or series of securities or issue any class or series of capital stock having (or exchangeable, redeemable, exercisable or convertible into any class or series of capital stock having) rights, preferences, powers or privileges which are senior to, or pari passu with, the rights of the Preferred Stock, or reclassify, alter or amend  any existing class or series of securities to have any such rights, powers or privileges;

(B)                             consummate any Liquidation or consent to any Liquidation;

(C)                             acquire all or a controlling interest in the equity securities  of another entity, or all or substantially all of the assets of another entity, in exchange for equity securities of the Corporation, if such equity securities to be issued by the Corporation would constitute more than twenty percent (20%) of the capital stock of the Corporation outstanding immediately prior to such acquisition;

(D)                             pay or declare any dividend or Distribution on any shares  of the Corporation’s capital stock (other than a dividend on the then outstanding shares of Common Stock payable solely in shares of Common Stock);

(E)                              pay or apply any of the Corporation’s assets to the redemption or repurchase of any of the Corporation’s capital stock (except for the repurchase of shares of capital stock issued to or held by former employees, consultants, officers, directors or advisors of the Corporation at a price not greater than the lower of (i) fair market value at the time of such repurchase or (ii) the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase);

(F)                               amend, alter, repeal or waive any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws;

(G)                             increase or decrease the authorized number of directors of the Corporation;

(H)                            amend or waive any of the rights, preferences, powers or privileges of the Preferred Stock;

(I)                                 increase  or  decrease  the  number  of  authorized  shares of Preferred Stock; or

(J)                                 enter into a transaction with any affiliate of the Corporation on terms less favorable to the Corporation than those then available to the Corporation on an arms-length basis with an independent third party.

(ii)                                Notwithstanding Section 5(a) above, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation, amendment or waiver of any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the outstanding shares of Series A Preferred take any action that (i) materially and adversely affects the rights, preferences or privileges of the Series A Preferred in a manner different than the other series of Preferred Stock or (ii) amends or waives any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that materially and adversely affects the rights, preferences or privileges the Series A Preferred in a manner different than the other series of Preferred Stock.

(iii)                             Notwithstanding Section 5(a) above, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation, amendment or waiver of any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the outstanding shares of Series B Preferred take any action that (i) materially and adversely affects the rights, preferences or privileges of the Series B Preferred in a manner different than the other series of Preferred Stock or (ii) amends or waives any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that materially and adversely affects the rights, preferences or privileges the Series B Preferred in a manner different than the other series of Preferred Stock.

(iv)                            Notwithstanding Section 5(a) above, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation, amendment or waiver of any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the outstanding shares of Series C Preferred take any action that (i) materially and adversely affects the rights, preferences or privileges of the Series C Preferred in a manner different than the other series of Preferred Stock or (ii) amends or waives any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that materially and adversely affects the rights, preferences or privileges the Series C Preferred in a manner different than the other series of Preferred Stock.

(v)                               Notwithstanding Section 5(a) above, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation, amendment or waiver of any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least eighty percent (80%) of the outstanding shares of Series D Preferred take any action that (i) materially and adversely affects the rights, preferences or privileges of the Series D Preferred in a manner different than the other series of Preferred Stock or (ii) amends or waives any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that materially and adversely affects the rights, preferences or privileges the Series D Preferred in a manner different than the other series of Preferred Stock.

(vi)                            Notwithstanding Section 5(a) above, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation, amendment or waiver of any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-three percent (63%) of the outstanding shares of Series E Preferred take any action that (i) materially and adversely affects the rights, preferences or privileges of the Series E Preferred in a manner different than the other series of Preferred Stock or (ii) amends or waives any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that materially and adversely affects the rights, preferences or privileges the Series E Preferred in a manner different than the other series of Preferred Stock.

(vii)                         Notwithstanding Section 5(a) above, the Corporation shall not, directly or indirectly (by amendment, merger, consolidation, amendment or waiver of any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or otherwise) without first obtaining the approval (by vote or written consent, as provided by law)  of the holders of at least seventy percent (70%) of the outstanding shares of Series F Preferred take any action that (i) materially and adversely affects the rights, preferences or privileges of the Series F Preferred in a manner different than the other series of Preferred Stock, or (ii) amends or waives any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that materially and adversely affects the rights, preferences or privileges the Series F Preferred in a manner different than the other series of Preferred Stock.

(d)                                   Election of Directors. The size of the Board of Directors shall be nine (9) members. At each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors:

(i)                           The holders of Common Stock, voting as a single, separate class, shall be entitled to elect one (1) member of the Board of Directors, to remove such director from office and to fill any vacancy caused by the resignation, death or removal of such director.

(ii)                                The holders of the Series A Preferred, voting together as a single, separate class, shall be entitled to elect two (2) members of the Board of Directors (the “Series A

Directors”), to remove such directors from office and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii)                             The holders of the Series B Preferred, voting together as a single, separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”), to remove such director from office and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)                            The holders of the Series E Preferred, voting together as a single, separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series E Director”), to remove such director from office and to fill any vacancy caused by the resignation, death or removal of such director.

(v)                               The holders of the Series F Preferred, voting together as a single, separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series F Director” and together with the Series A Directors, the Series B Director, and the Series E Director, the “Preferred Directors”), to remove such director from office and to fill  any vacancy caused by the resignation, death or removal of such director.

(vii) The holders of the Common Stock, the holders of the Series A Preferred, the holders of the Series B Preferred, the holders of the Series C Preferred, the holders of the Series D Preferred, the holders of the Series E Preferred and the holders of the Series F Preferred voting together as a single class shall be entitled to elect together the remaining members of the Board of Directors, to remove such directors from office and to fill any vacancy caused by the resignation, death or removal of such directors.

6.                                              Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if  personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

7.                                              Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and this Sixth Amended and Restated Certificate shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

8.                                              Waivers. Other than  the  specific  series  vote  rights  granted  in  Sections  5(c)(ii) through 5(c)(vii) and Section 3(k), which shall require the specific series votes as set forth therein, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of the Required Preferred Vote.

C.                                            Common Stock. Except as otherwise provided by law  or  this Sixth Amended and Restated Certificate, the Common Stock shall have terms and provisions as follows:

1.                                             Voting Rights. Except as otherwise required by law or this Sixth Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote, voting together on an as-converted basis, and without a separate vote by the holders of Common Stock, irrespective of the  provisions of Section 242(b)(2) of the Delaware General Corporation Law.

2.                                             Dividends. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of capital stock.  The right of the holders of Common Stock to receive dividends is subject to the provisions of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred.

3.                                             Dissolution, Liquidation or Winding Up. Upon a Liquidation, the assets of this Corporation shall be distributed as provided in Section 2 of this Article Fourth.

FIFTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.                                           The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, subject to the provisions of this Sixth Amended and Restated Certificate of Incorporation.

B.                                           Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

C.                                           The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

SIXTH

A.                                           The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any  breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B.                                            Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH, or the adoption of any provision of this Sixth Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH, shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

SEVENTH

A.                                            Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a  director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article SEVENTH, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

B.                                            Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be  made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article SEVENTH or otherwise.

C.                                            Claims by Directors and Officers. If a claim for indemnification or  advancement of expenses under this Article SEVENTH is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.                                            Indemnification of Employees and Agents. The Corporation may indemnify  and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the  Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

E.                                             Advancement of Expenses of Employees and  Agents.  The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

F.                                              Non-Exclusivity of Rights. The rights conferred on any person by this Article SEVENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

G.                                            Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

H.                                           Insurance. The Board of Directors may, to the full extent permitted  by  applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain  at  the  Corporation’s  expense  insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article SEVENTH; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article SEVENTH.

I.                                                Amendment or Repeal. Any amendment, repeal or modification of  the  foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or  agent occurring prior to such amendment, repeal or modification.

EIGHTH

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation

NINTH

The Corporation reserves the right to amend or repeal any provision contained in this Sixth Amended and Restated Certificate, in the manner now or hereafter prescribed by law, and all rights conferred upon a stockholder herein are granted subject to this reservation.